ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of September 25, 2012, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and AllianceBernstein Multi-Manager Alternative Fund, a Delaware trust (the “Trust”).

WHEREAS, the Trust is a closed-end management investment company currently comprised of a single series (the “Fund”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Fund and its respective classes of shares as listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Fund(s) and/or classes with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.

2.	DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws;

b.

The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.

Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-Jaws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.

The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest (subject to SEC registration of such shares).

5.	ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator:

a.

Prepare for the review by designated officer(s) of the Funds financial information regarding the Funds that will be included in the Funds’ semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Funds’ financial statements by the Funds’ independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Funds the Funds’ periodic financial reports required to be filed with the SEC on Form N-SAR, if applicable;

d.

Prepare for the review by designated officer(s) of the Funds’ annual fund expense budgets, perform accrual analyses and roll forward calculations and recommend changes to fund expense accruals on a periodic basis

e.	Prepare and disseminate vendor survey information;

f.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

g.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Accounting Agent;

h.	Maintain certain books and records of the Funds as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

i.	Consult with the Funds’ officers, independent accountants, legal counsel, custodian, fund accountant, distributor and transfer agent in establishing the accounting policies of the Funds;

j.

Prepare and furnish periodic portfolio data reporting including monthly internal and external portfolio data construction reporting, including top ten holdings reports, country and currency breakdown, industry/sector concentration, top issuers, credit quality and other statistical data as mutually agreed;

Tax services, as described in this Agreement, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

5A.	Accounting Services

The Administrator shall provide accounting services listed on Exhibit A hereto, subject to the authorization and direction of the relevant Fund and, in each case where appropriate, the review and comment by the Funds’ independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Funds and the Administrator.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Administrator will not bear any expenses that are incurred in the Trust’s operation unless specifically assumed by the Administrator. Expenses not to be borne by the Administrator, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal fees and fees for accounting services not addressed by Exhibit A hereto, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-2, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its o acts and omissions.

7.	INSTRUCTIONS AND ADVICE

a. At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions and may, at the request or with the knowledge of the Trust or its investment adviser consult with outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, or with its own legal counsel at its own expense, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

b. The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any instructions of an officer of the Trust or its investment adviser or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, unless otherwise agreed upon in writing, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred.

Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2012 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2013 and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party ‘hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 3 la-1 under the 1940 Act will be preserved for the periods prescribed by Rule 3la-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may· be surrendered in either written or machine-readable form, at the option of the Administrator, as reasonably consistent with Administrator’s practices with other registered management investment company clients of the Administrator.

11.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending April 1, 2015 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or applicable Fund shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust or such Fund) and shall reimburse the Administrator for its costs, expenses and disbursements. Subject to applicable law, upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the continued operation of the Trust or such Fund is no longer viable or in the best interests of shareholders, (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Trust:

AllianceBernstein Multi-Manager Alternative

Fund 1345 Avenue of the Americas

New York, New York

Attn: Emilie D. Wrapp

Facsimile:212-969-2290

If to the Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston MA 02206-5049

Attn: Fund Administration Legal Department

Facsimile: 617-662-3805

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, wananties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

22.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ALLIANCEBERNSTEIN MULTI-MANAGER ALTERNATIVE FUND

By:	/s/ Joseph J. Mantineo
Name:	Joseph J. Mantineo
Title:	Treasurer and Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s) and Classes of Shares

Fund	Classes of Shares

AllianceBernstein Multi-Manager Alternative Fund	Shares of Beneficial Interest

Exhibit A

Services*

I.	Fund Accounting

•

Process trade file transmitted by the Fund on trade-date, subject to timely receipt by IFS of necessary information. The trade file from the Fund will include security identifier, quantity, price, and other pertinent information required to process each trade.

•

Calculate monthly estimated rates-of-return (“ROR”) and/or Net Asset Value (“NAV”) for each individual underlying fund, timing of delivery to be agreed upon by IFS and the Investment Manager and subject to the timely receipt by IFS of necessary information from third parties.

•	Provide a daily reconciliation of cash holdings with the records of the Fund’s custodian on T+l.

•

Reconcile the Fund’s holdings in underlying funds monthly with information provided by each individual underlying fund, information provided by the administrator of such underlying fund, or otherwise based upon the direction of the Fund.

•	Record subscriptions/contributions and redemptions/distributions to/from each underlying fund.

•	Prepare and provide monthly calculation of management fees and performance fees (as applicable) and book related accruals as directed by the Fund.

•	Book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Fund.

•

Calculate monthly final holdings and NAV/ROR for the Fund based solely on information provided by each individual underlying fund, the administrator of such underlying fund, or as otherwise directed and based upon information provided by the Fund. The timing of delivery of such calculations will be agreed upon by IFS and the Investment Manager and is subject to the timely receipt by IFS of necessary information from the underlying funds, the administrators of such underlying funds, and the Fund, as applicable.

•

Perform variance reporting comparing the estimated net asset value of each underlying fund as provided by the underlying fund or its administrator to the final net asset value of each underlying fund as provided by the underlying fund or its administrator.

•	Maintain accounting books and records for the Fund.

•	Prepare year-end draft financial statements and assist auditors with the annual audit of the Fund, if requested.

•	Adhere to U.S. generally accepted accounting principles except as otherwise directed by the Fund.

*	For master-feeder fund structures, Services are “as applicable” for the relevant Fund. References herein to the “Fund” are also deemed to include the Investment Manager acting on its behalf.